Exhibit 10.2
[LETTERHEAD FOR NIH OFFICE OF TECHNOLOGY TRANSFER]
March 8, 2007
Dr. Ronald D. Wiehle, Ph.D.
Vice President of Research and Development
Repros Therapeutics, Inc.
2408 Timberloch Place, B-7
The Woodlands, Texas 77380

Subject:	Waiver of United States Manufacturing Requirement under PHS License L-354-1998/0 to Repros Therapeutic, Inc. for E-016-1996/0 “21-Substituted Progesterone Derivatives as
New Antiprogestational Agents” developed by Hyun K. Kim et al at NICHD.
Dear Dr. Wiehle:
     Your request for a waiver of the U.S. manufacturing requirement for the above-captioned technology, as presented to this office in your January 18, 2007 letter to PHS has been evaluated. The determination is to grant this waiver, based on the assertions made by Repros Therapuetics, Inc. (Repros) that it would be expensive and difficult to set up and arrange production in the United States of the ProllexTM CDB4124 derived from the above referenced technology and that product quality would be adversely affected.
     Thus, in accordance with and relying on representations made by Repros, OTT grants a waiver of the U.S. manufacturing requirement (35 U.S.C. § 204) to Repros. Repros shall be permitted to make, produce or otherwise manufacture the ProllexTM CDB4124 using the above referenced technology outside the United States (U.S.) and to sell inside the U.S.
     This waiver shall be in full force and effect as of the date of this letter, and shall remain in effect for the term of PHS license L-354-1998/0, unless license L-354-1998/0 is sooner terminated.
     If I may be of further assistance, please contact me.

Sincerely yours,
/s/ Steven M. Ferguson
Steven M. Ferguson, M.B.A.
Director, Division of Technology Development and Transfer